Exhibit 99.1
Harte Hanks Enters Definitive Agreement to Be Acquired by Star Equity Holdings for $5.00 Per Share
Transaction Represents an Approximately 100% Premium to Harte Hanks' Unaffected Share Price
Harte Hanks Shareholders to Receive 50% Cash and 50% in Star Equity 10% Preferred Stock
CHELMSFORD, MA / ACCESS Newswire / August 14, 2026 / Harte Hanks, Inc. (NASDAQ:HHS) ("Harte Hanks" or the "Company") and Star Equity Holdings, Inc. (NASDAQ:STRR)(NASDAQ:STRRP) ("Star Equity") today announced they have entered into a definitive merger agreement under which Star Equity will acquire all outstanding shares of Harte Hanks common stock for $5.00 per share, or $38.4 million in aggregate equity value.
The Harte Hanks Board of Directors unanimously approved the transaction and recommends Harte Hanks shareholders vote in favor of the transaction.
Under the terms of the agreement, Harte Hanks shareholders may elect to receive either:
◦$5.00 in cash for each Harte Hanks share, subject to a cap equal to 50% of the total transaction consideration, or approximately $19.2 million.
◦0.50 shares of Star Equity's publicly traded 10% Series A Cumulative Perpetual Preferred Stock (Nasdaq: STRRP) for each Harte Hanks share, based on its $10.00 per-share liquidation preference.
"This transaction delivers a compelling premium and directly addresses the structural challenges Harte Hanks faces as a small standalone public company," said David Fisher, President of Harte Hanks. "It provides shareholders with immediate liquidity and continued economic participation through a publicly traded, income-generating security."
"The Board carefully considered the options available to Harte Hanks and believes this transaction represents the best outcome for our shareholders," said Jack Griffin, Chairman of the Harte Hanks Board of Directors. "It delivers compelling value today and reflects the Board's focus on maximizing value for shareholders."
The merger agreement includes a 30-day go-shop period during which Harte Hanks and its advisers may actively solicit, evaluate and negotiate alternative acquisition proposals. The go-shop period will expire at 11:59 p.m. Eastern Time on September 13, 2026. Harte Hanks may continue discussions after the expiration of the go-shop period with any party that submitted a qualifying proposal during the period, subject to the terms of the merger agreement.
Harte Hanks does not intend to disclose developments regarding the go-shop process unless and until the Board determines that disclosure is appropriate or required.
Approvals and Expected Timing
The transaction is expected to close within approximately 60 to 90 days, subject to approval by Harte Hanks shareholders, the availability of required financing, and satisfaction of other customary closing conditions.
Star Equity shareholder approval is not expected to be required.
Advisors
Citizens Capital Markets & Advisory is serving as lead financial advisor and Oaklins DeSilva + Phillips is serving as financial advisor to Harte Hanks. Baker Botts LLP is serving as legal advisor to Harte Hanks.
About Harte Hanks
Harte Hanks, Inc. is a leading global customer experience company whose mission is to partner with clients to provide them with CX strategy, data-driven analytics and actionable insights, combined with seamless program execution. Harte Hanks delivers marketing, customer care, sales, data, fulfillment and logistics solutions that help brands build stronger relationships with their customers.
About Star Equity Holdings
Star Equity Holdings, Inc. is a diversified holding company that seeks to build long-term shareholder value by acquiring, managing and growing businesses with strong fundamentals and market opportunities. Prior to the transaction, Star Equity's operating structure comprised its Building Solutions, Business Services (including Hudson Talent Solutions), Energy Services and Investments divisions.

Exhibit 99.1
Cautionary Note Regarding Forward-Looking Statements:
Our press release and related earnings conference call contain "forward-looking statements" within the meaning of U.S. federal securities laws. All such statements are qualified by this cautionary note, provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-looking and may be identified by words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "seeks," "could," "intends," or words of similar meaning. These forward-looking statements include all statements and beliefs regarding the anticipated timing and benefits of the merger with Star Equity. These forward-looking statements are based on current information, expectations and estimates and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include: (a) local, national and international economic and business conditions, including (i) market conditions that may adversely impact marketing expenditures, and (ii) the impact of economic environments and competitive pressures on the financial condition, marketing expenditures and activities of our clients and prospects; (iii) the demand for our products and services by clients and prospective clients, including (iv) the willingness of existing clients to maintain or increase their spending on products and services that are or remain profitable for us, and (v) our ability to predict changes in client needs and preferences; (b) economic and other business factors that impact the industry verticals we serve, including competition, inflation and consolidation of current and prospective clients, vendors and partners in these verticals; (c) our ability to manage and timely adjust our facilities, capacity, workforce and cost structure to effectively serve our clients; (d) our ability to improve our processes and to provide new products and services in a timely and cost-effective manner though development, license, partnership or acquisition; (e) our ability to protect our facilities against security breaches and other interruptions and to protect sensitive personal information of our clients and their customers; (f) our ability to respond to increasing concern, regulation and legal action over consumer privacy issues, including changing requirements for collection, processing and use of information; (g) the impact of privacy and other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws; (h) fluctuations in fuel prices, paper prices, postal rates and postal delivery schedules; (i) the number of shares, if any, that we may repurchase in connection with our repurchase program; (j) unanticipated developments regarding litigation or other contingent liabilities; (k) our ability to complete reorganizations, including cost-saving initiatives; and (l) other factors discussed from time to time in our filings with the Securities and Exchange Commission, including under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025 which was filed on March 17, 2026. The forward-looking statements in this press release and our related earnings conference call are made only as of the date hereof, and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.